As filed with the Securities and Exchange Commission on September 20, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

MANNATECH, INCORPORATED
(Exact name of registrant as specified in its charter)

Texas	75-2508900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 S. Royal Lane, Suite 200
Coppell, Texas	75019
(Address, of Principal Executive offices)	(Zip Code)

Mannatech, Incorporated 2017 Stock Incentive Plan
(Full title of the plan)
_______________________________________

David A. Johnson
Chief Financial Officer
Mannatech, Incorporated
600 S. Royal Lane, Suite 200
Coppell, Texas 75019
(Name and address of agent for service)

(972) 471-7400
(Telephone number, including area code, of agent for service)
_______________________________________

Copy to:
J. Kenneth Menges, Jr., P.C.
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
(214) 969-2800
_______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                             Accelerated filer          ☐
Non-accelerated filer ☐                             Smaller reporting company ☒
(Do not check if a smaller reporting company)                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
_______________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.0001 per share	250,000	$14.55	$3,637,500	$421.59
(1) These shares are issuable under the Mannatech, Incorporated 2017 Stock Incentive Plan (the “2017 Plan”) upon the exercise of options or stock appreciation rights or the vesting of restricted stock awards. Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the 2017 Plan to prevent dilution that may result from any future stock splits, stock dividends or similar transactions affecting the Common Stock.
(2) Pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act, the proposed maximum offering price is estimated, solely for the purpose of determining the registration fee, on the basis of the average of the high and low prices of the Common Stock on The Nasdaq Global Select Market on September 18, 2017, which is a date within five business days prior to the date of this Registration Statement.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register a total of 250,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Mannatech, Incorporated (the “Company”) for offer and sale under the Mannatech, Incorporated 2017 Stock Incentive Plan (the “2017 Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Company will provide all participants in the 2017 Plan with the documents containing the information required by Part I of this Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Company is not filing such documents with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the SEC are incorporated herein by reference, other than those furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K.

(a)	Annual Report on Form 10-K for the year ended December 31, 2016, as filed by the Company with the SEC on March 14, 2017.

(b)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed by the Company with the SEC on May 9, 2017.

(c)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, as filed by the Company with the SEC on August 8, 2017.

(d)	The following Current Reports on Form 8-K filed by the Company with the SEC since December 31, 2016:

(1)	Current Report on Form 8-K, as filed by the Company with the SEC on February 23, 2017;

(2)	Current Report on Form 8-K, as filed by the Company with the SEC on June 2, 2017;

(3)	Current Report on Form 8-K, as filed by the Company with the SEC on June 12, 2017; and

(4)	Current Report on Form 8-K, as filed by the Company with the SEC on August 14, 2017.

(e)	The description of the Company’s Common Stock contained in its registration statement on Form S-3 (Registration No. 333-169774) as filed with the SEC on October 6, 2010.
In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished (but not filed) pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.     Indemnification of Officers and Directors
The following summary is qualified in its entirety by reference to the Texas Business Organizations Code (the “TBOC”) and the Company’s Amended and Restated Articles of Incorporation, as amended by that certain Certificate of Amendment to the Amended and Restated Articles of Incorporation, and Fifth Amended and Restated Bylaws, each of which contain provisions for indemnification of the Company’s directors and officers.
Texas Law
Chapter 8 of the TBOC provides generally that a person sued as a director, officer, employee, agent or delegate of a corporation, may be indemnified by the corporation against judgments and reasonable expenses in connection with such proceeding if it is determined that such person has conducted himself in good faith and reasonably believed, in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests, and in any other case, that his conduct was not opposed to the corporation’s best interests and, in the case of a criminal proceeding, that such person did not have a reasonable cause to believe his conduct was unlawful. The TBOC provides that a corporation may advance expenses incurred by a director in defending a suit or other similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, bylaws, action of board of directors, a contract or as provided by common law. Indemnification of a person found liable to the corporation or found liable because the person improperly received a personal benefit is limited to reasonable expenses actually incurred by the person in connection with the proceeding and may not be made if the person is found liable for (i) willful or intentional misconduct in the performance of the person’s duty to the corporation, (ii) breach of the person’s duty of loyalty owed to the corporation or (iii) an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.
Chapter 8 of the TBOC also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or delegate of the corporation against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8.
Bylaws and Articles of Incorporation
The Company’s articles of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the TBOC. In addition, the Company’s articles of incorporation provide that a Company director shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director’s capacity as a director of the Company.
The right to indemnification conferred by the Company’s bylaws includes the right to be paid or reimbursed by the Company for expenses incurred in defending or otherwise participating in any proceeding of the type eligible for indemnification in advance of such proceeding’s final disposition, provided, however, that any such advancement of expenses incurred by an officer or director of the Company will be made only upon delivery to the Company of a written affirmation, by or on behalf of such officer or director, of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the Company’s bylaws and a written undertaking to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Company’s bylaws or otherwise. The Company will pay or reimburse expenses incurred by a director or officer in connection with his or her appearance as a witness or other participation in a proceeding at a time when he or she is not a named defendant or respondent in the proceeding.
The rights to indemnification provided by the Company’s bylaws and articles of incorporation will not be deemed exclusive of any other rights which any person entitled to indemnification by the Company’s bylaws or articles of incorporation may have or hereafter acquire under law (common or statutory), the Company’s articles of incorporation, the Company’s bylaws, an agreement, vote of stockholders or disinterested directors or otherwise.
Any repeal or amendment of provisions of the Company’s bylaws or articles of incorporation affecting indemnification rights, whether by the Company’s stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, and will not in any way diminish or adversely affect any indemnification right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Pursuant to the Company’s bylaws, the Company may purchase and maintain insurance, to the extent permitted by the TBOC, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Company’s bylaws.
Indemnification Agreements
The Company has entered into individual indemnification agreements with each of its directors that contractually obligate the Company to indemnify each director from and against any and all expenses actually and  reasonably incurred by the director in connection with any threatened, pending or completed action, suit or proceeding in which the director was made a party by reason of the fact that the director is or was a director of the Company to the fullest extent authorized and permitted by the provisions of the TBOC and the Company’s bylaws and articles of incorporation, or by any amendment thereof.
The individual indemnification agreements with each of the Company’s directors also provide that, to the extent that the Company maintains one or more insurance policy or policies providing directors’ and officers’ liability insurance, each director will be covered by such policy or policies in accordance with the terms of such policy or policies, to the maximum extent of the coverage applicable to any director then serving the Company.
Item 8.    Exhibits.
See Index to Exhibits, attached hereto.
Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coppell, State of Texas, on September 20, 2017.

MANNATECH, INCORPORATED

By:    /s/ David A. Johnson__________________________________
David A. Johnson
Chief Financial Officer

S-1

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints David A. Johnson, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Alfredo Bala	Chief Executive Officer and President (principal executive officer)	September 20, 2017
Alfredo Bala

/s/ David A. Johnson	Chief Financial Officer (principal financial officer)	September 20, 2017
David A. Johnson

/s/ J. Stanley Fredrick	Chairman of the Board	September 20, 2017
J. Stanley Fredrick

/s/ Linda K. Ferrell, PhD	Director	September 20, 2017
Linda K. Ferrell, PhD

/s/ Gerald E. Gilbert	Director	September 20, 2017
Gerald E. Gilbert

/s/ Larry A. Jobe	Director	September 20, 2017
Larry A. Jobe

/s/ Kevin Robbins	Director	September 20, 2017
Kevin Robbins

/s/ Eric W. Schrier	Director	September 20, 2017
Eric W. Schrier

/s/ Robert A. Toth	Director	September 20, 2017
Robert A. Toth

S-2

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1(a)
Amended and Restated Articles of Incorporation of Mannatech, dated May 19, 1998 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-63133) filed on October 28, 1998).

4.1(b)
Certificate of Amendment to the Amended and Restated Articles of Incorporation of Mannatech, dated January 13, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 17, 2012).

4.2	Fifth Amended and Restated Bylaws of Mannatech, dated August 25, 2014 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 27, 2014).
4.3
Specimen Certificate representing Mannatech’s Common Stock, par value $0.0001 per share (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-63133) filed on October 28, 1998).

4.4	Mannatech, Incorporated 2017 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Proxy Statement filed by the Company with the SEC on April 21, 2017).
5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.
23.1*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in opinion filed as Exhibit 5.1 hereto).
23.2*	Consent of BDO USA, LLP.
24.1*	Powers of Attorney (included with signature page of this Registration Statement).
______________
* Filed herewith.

Exhibit Index